SVFC	Exhibit 4.1

$500,000 PROMISSORY NOTE	Interest free if paid in full within 3 months

FOR  VALUE RECEIVED,  IntelliCell BioSciences, Inc.,  a Nevada corporation  (the "Borrower") with at least 40,000,000  common shares  issued and outstanding,  promises  to pay  to JMJ Financial  or its Assignees  (the "Lender") the Principal  Sum along  with  the Interest Rate and any other fees according  to the terms herein.  This Note will become effective  only upon execution by both parties and delivery of the first payment of Consideration  by the Lender (the "Effective  Date").

The Principal  Sum is $500,000  (five hundred  thousand)  plus accrued  and unpaid  interest and any other fees.   The Consideration  is $450,000 (four hundred fifty thousand) payable by wire (there exists a $50,000 original issue discount (the "OlD")). The Lender shall pay $100,000  of Consideration  upon  closing  of this Note.   The Lender may pay additional  Consideration  to  1e  Borrowe1 in such amounts and at such dates as Lender may choose in its sole discretion.   THE  PRINCIPAL SUM  DUE TO  LENDER SHALL BE PRORATED BASED ON THE  CONSIDERATION ACTUALLY PAID  BY LENDER (PLUS AN APPROXIMATE 10% ORIGINAL ISSUE  DISCOUNT THAT IS PRORATED BASED ON THE  CONSIDERATION ACTUALLY PAID  BY THE LENDER AS WELL  AS ANY OTHER INTEREST OR FEES) SUCH  THAT THE  BORROWER IS ONLY  REQUIRED TO REPAY THE  AMOUNT FUNDED AND THE  BORROWER IS NOT REQUIRED TO  REPAY ANY UNFUNDED PORTION OF THIS  NOTE.  The Maturity  Date is one year from the Effective Date of each payment (the "Maturity Date") and is the date upon which the Principal Sum of this Note, as well as any unpaid interest and other fees, shall be due and payable.  The Conversion Price is the lesser of $0.16 or 60% of the lowest  trade price in the 25 trading  days previous  to the conversion  (In  the case that conversion shares are not deliverable by DWAC an additiona!IO"Io discount  will apply; and if the shares re neligible  for deposit into the OTC system and only eligible for Xclearing  deposit  an additional  5% discount  shall apply;   in the case of both an additional  cumulative 15% discount shall apply).   Unless otherwise  agreed in writing by both parties, at no time will the Lender convert any amount of the Note into common stock that would result in the Lender owning more than 4.99% of the common stock outstanding.

l.  ZERO Percent Interest for the First Three Months.   The Borrower  may repay this Note at any time on or before 90 days from the Effective Date, after which the Borrower  may not make further payments  on this Note prior to the Maturity  Date without written approval from Lender.  If the Borrower repays the Note on or  before  90 days from  the Effective Date, the Interest Rate  shall  be ZERO PERCENT (0%).  If Borrower  does not repay the Note on or before 90 days from  the Effective  Date, a one-time  Interest charge of 12% shall be applied to the Principal Sum.  Any interest payable is in addition to the OlD, and that OlD (or prorated OlD, if applicable) remains payable regardless of time and manner of payment by Borrower.

2. Conversion. The Lender bathe right, at any time after the Effective Date, at its election,  to convert all or part of the outstanding and unpaid Principal Sum and accrued  interest (and any other fees) into shares of fully paid and non-assessable  shares of common stock of the Borrower as per this conversion  formula:   Number  of shares  receivable  upon  conversion  equals  the dollar conversion amount divided by the Conversion Price.  Conversions may be delivered  to Borrower by method of Lender's choice (including but not limited to email, facsimile, mail,overnight  courier, or personal delivery), and all conversions shall be cash1ess and not require further payment  from  the  Lender.  If  no  objection  is  delivered  from  Borrower  to  Lender  regarding  any  variable  or  calculation of  the conversion  notice  within  24 hours  of  delivery  of  the conversion  notice,  the Borrower shall  have  been thereafter  deemed  to have irrevocably  confirmed  and  irrevocably  ratified  such  notice of  conversion  and  waived  any  objection  thereto. The
Borrower  shall deliver the shares from any conversion  to Lender (in any name directed by Lender) within 3 (three) business days of conversion notice delivery.

3. Conversion Delays. If Borrower fails to deliver shares in accordance with the timeframe stated in Section 2, Lender, at any time prior to selling all of those shares, may rescind any portion, in whole or in part, of that particular converslon attributable to the unsold shares and have the rescinded conversion amount returned to the Principal Sum with the rescinded conversion shares returned to the Borrower (under Lender's and Borrower's expectations that any returned conversion amounts will tack back to the original date of the Note).  In addition, for each conversion,  in the event that shares are not delivered by the fourth business day (inclusive of the day of conversion),  a penalty  of $2,000  per day  will  be assessed  for  each  day  after  the third  business  day  (inclusive  of the day  of  the conversion)  Lmtil share  delivery  is made;  and  such  penalty  will  be added  to  the Principal  Sum  of  the Note  (under  Lender's and Borrower's expectations that any penalty amounts will tack back to the original date of the Note).

4. Reservation of Shares. At all times  during  which  this Note is convertible,  the Borrower  will reserve  from  its authorized  and unissued Common Stock to provide for the issuance of Common Stock upon the fuU conve1sion of this Note.  The Borrower will at all times reserve at least 15,000,000 shares of Common Stock for conversion.

5.Piggyback Registration Rights.  The Borrower shall include on the next registration statement  the Borrower files with SEC (or on the subsequent  registration  statement  if such  registration  statement  is withdrawn)  all shares  issuable  upon conversion of this Note. Failure to do so will result in liquidated drunages of 25% of the outstanding  principal balance of this Note, but not less than $25,000, being immediately due and payable to the Lender at its election in the form of cash payment or addition to the balance of this Note.

6.Tenns of Future Financings.  So long as this Note is outstanding, upon any issuance by the Borrower or any of its subsidiaries  of any security with any term more favorable  to the holder of such security or with a term in favor of the bolder of such security that was not similarly provided to the Lender in this Note, then the Borrower shall notify the Lender of such additional or more favorable term and such term, at  Lender's uplion, shall become a part  of the  transaction documents with the Lender.   The types oftcnns contained in another security that may be more favorable to the holder of such security  include, but arc not limited to, tenns addressing  conversion discounts, conversion lookback periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage.

7. Default.  The following are events of default under this Note: (i) the Borrower shall fail to pay any principal  under the Note when due and payable (or payable by conversion) thereunder;  or (ii) the Borrower  shall fail to pay any interest or any other amount  under the Note when due and payable (or payable by conversion) thereunder; or (iii)  a receiver, trustee or other similar official shaH be appointed  over the Borrower  or a material  part of its assets and such appointment  shall remain  uncontested  for twenty (20) days or shall not be dismissed or discharged  within sixty (60) days; or (iv) the Borrower shall become insolvent  or generally  fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; or (v) the Borrower shall make  a general assignment  for  the  benefit  of creditors;  or  (vi) the  Borrower  shall  file a petition  for relief  under  any  bankruptcy, insolvency or similar law (domestic or foreign);  or (vii) an involuntary  proceeding shall be commenced  or filed against the Borrower; or (viii) the Borrower shall lose its status  as "DTC  Eligible"  or the borrower's shareholders  shall  lose the ability  to deposit  (either electronically  or by physical  certificates,  or otherwise)  shares into the DTC System; or (ix) the Borrower  shall become delinquent  in its filing requirements as a fully-reporting  issuer registered with the SEC.

8. Remedies.  In the event of any default, the outstanding  principal amount of this Note, plus accrued  but unpaid interest, liquidated damages, fees and other amounts owing in respect thereof through the date of acceleration, shall become, at the Lender's election, immediately due and payable in cash at the Mandatory  Default Amount.   The Mandatory  Default Amount means the greater of (i) the outstanding principal amount of this Note, plus all accrued and unpaid interest, liquidated damages, fees and other amounts hereon, divided by the Conversion Price on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a lower Conversion Price, multiplied by the VWAP on the date the Mandatory Default Amount is either demanded or paid in full, whichever has  a  higher  VWAP, or  (ii)  150%  of  the outstanding  principal  amount  of This  Note,  plus  100% of accrued  and  unpaid  interest, liquidated damages, fees and other amounts hereon.  Commencing five (5) days after the occurrence of any event of default that results in the eventual acceleration  of this Note, the interest rate on this Note shall accrue at an interest rate equal to the Jesser of 18% per annum or the maximum  rate permitted  under applicable law. In connection  with such acceleration  described  herein, the Lender need not provide, and the Borrower hereby waives, any presentment,  demand, protest or other notice of any kind, and the Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available  to it under  applicable  law. Such  acceleration  may be rescinded  and  annulled  by Lender  at any  time prior  to payment hereunder  and the Lender shall have  all rights as a holder  of the note until such  time, if any, as the Lender  receives  full payment pursuant  to  this  Section  8.  No  such  rescission  or  annulment  shall  affect  any  subsequent  event  of  default  or  impair  any  right consequent  thereon. Nothing  herein  shall  limit  Lender's right  to  pursue any  other  remedies  available  to it  at  law  or  in  equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower's failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof.

9. No Shorting.  Lender agrees that so long as this Note from Borrower  to Lender remains outstanding,  Lender will not enter into or effect "'short sales" of the Common  Stock or hedging transaction  which establishes  a net short position  with respect to the Common Stock of Borrower. Borrower  acknowledges  and agrees  that upon delivery  of a conversion  notice by Lender,  Lender  immediately owns  the shares of Common  Stock  described  in the conversion  notice and any sale of those shares  issuable  under such conversion notice would not be considered short sales.

10.Assignability.   The Borrower may not assign this Note.  This Note will be binding upon the Borrower and its successors  and will inure to the benefit of the Lender and its successors  and assigns and may be assigned by the Lender to anyone of its choosing without Borrower's approval.

11.Governing Law.  This Note will be governed  by, and construed and enforced in accordance  with, the Jaws of the State of Florida, without  regard  to  the  conflict  of  laws  principles  thereof.    Any  action  brought  by  either  party  against  the  other  conceruing  the transactions  contemplated  by this Agreement  shall  be brought  only in the state courts of Florida  or in the federal  courts located  in Miami-Dade  County,  in the  State  of  Florida.    Both  parties  and  the  individuals  signing  this  Agreement agree  to  submit  to  the jurisdiction of such courts.

12. Delivery of Process by Lender to Borrower.   In the event of any action or proceeding  by Lender against  Bon·ower, and only by Lender against Borrower, service of copies of summons  and/or complaint and/or any other process  which may be served ln any such action or proceeding may be made by Lender  via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise  delivering  a copy of such process to the Borrower at its last known attorney as set forth in its most recent SEC filing.

13. Attorney  Fees. In the event any attorney  is employed  by either party  to this Note with regard  to any legal or equitable  action, arbitration or other proceeding  brought by such party for the enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation  in connection  with any of the provisions  of this Note, the prevailing  party in such proceeding  will be entitled to recover from the other party reasonable  attorneys' fees and other costs and expenses  incurred, in addition  to any other relief to which the prevailing party may be entitled.

14. Opinion of Counsel In the event that an opinion of counsel is needed for any matter related to this Note, Lender has the right to have any such opinion provided by its counseL  Lender also has the right to have any such opinion provided by Borrower's counsel.

15. Notices.  Any notice required  or permitted  hereunder  (including  Conversion  Notices)  must be in writing and either  personally served, sent by facsimile or email transmission, or sent by overnight courier.  Notices will be deemed effectively delivered at the time of transmission  if by facsimile  or email,  and if by overnight  courier  the business day after such notice is deposited  with the courier service for delivery.

Borrower:	Lender:

Dr. Steven Victor	JMJ Finacial
IntelliCell BioScicnces, Inc.	Its Principal
Chief Executive Officer

Date: 2/20/13	Date: 2/20/2013

[Signature Page to $500,000 Promissory Note]